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Exhibit 10.19

RECOURSE PROMISSORY NOTE

$75,000.00	Palo Alto, California June 28, 2001

        FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of CORGENTECH INC., a Delaware corporation (the "Company"), at 1651 Page Mill Road, Palo Alto, CA 94304-1209, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of seventy-five thousand dollars ($75,000.00) together with interest accrued from the date hereof on the unpaid principal at the rate of [7.75]% (Prime rate + 1%) per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows:

          Principal Repayment.    The outstanding principal amount hereunder shall be payable subject to scheduled repayments on the dates and in the amounts listed below.

Principal Repayment Dates	Repayment Amounts; and
June 28, 2002	$12,500.00
June 28, 2003	$12,500.00
June 28, 2004	$12,500.00
November 13, 2004	$37,500.00

          Interest Payments.    Interest shall be compounded annually and shall be payable on each Principal Repayment Date and shall be calculated on the basis of a 360-day year for the actual number of days elapsed;

provided, however, that: (1) in the event that the undersigned's employment by or association with the Company or its affiliate is terminated for any reason prior to payment in full of this Note, this Note shall be accelerated and all remaining unpaid principal and interest shall become due and payable immediately after such termination; (2) the outstanding principal and interest due and payable on November 13, 2004 shall not be due until such time as the Company has been a public company for at least one year prior to the time for such repayment unless the Company otherwise extends the term of the loan.

        If the undersigned fails to pay any of the principal and accrued interest when due, the Company, at its sole option, shall have the right to accelerate this Note, in which event the entire principal balance and all accrued interest shall become immediately due and payable and immediately collectible by the Company pursuant to applicable law.

        This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

        This Note is a full recourse promissory note. In addition, the full amount of this Note shall be secured by a pledge of all shares of Common Stock of the Company acquired by the undersigned and shall be subject to all of the terms and provisions of any Early Exercise Stock Purchase Agreement and Stock Pledge Agreement between the undersigned and the Company.

        The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

        The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

        The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

        This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Signed	/s/ LESLIE MCEVOY Leslie McEvoy

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  Exhibit 10.19